Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in Amendment No. 5 to Form F-4 Registration Statement of JEPLAN Holdings, Inc. (File No. 333-274418) of our report dated May 10, 2024, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of JEPLAN, INC. and its subsidiaries as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

May 10, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com